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                                                                    EXHIBIT 15.1

                     PRICE WATERHOUSE LLP AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

    We are aware that Ultramar Corporation has included our reports on the unaudited consolidated financial information of Diamond Shamrock, Inc. for the three month periods ended March 31, 1996 and 1995 and the three and six month periods ended June 30, 1996 and 1995, dated May 10, 1996 and August 13, 1996, respectively (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of its Registration Statement on Form S-4 to be filed on or about October 25, 1996. We are also aware of our responsibilities under the Securities Act of 1933.

Yours very truly,
/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

San Antonio, Texas
October 25, 1996